EXHIBIT 10.53
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                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement"), entered into as of the 27th day of October, 2000, between ATG Inc ("the Company") and Vik Mani ("Prospective Employee") and collectively as "the Parties," amended and agreed to by both parties as of February 8 2001 is further amended and agreed to by both parties as of the 18th day of February, 2001. This amended Agreement supersedes the previous version of the Agreement; and the terms and conditions contained herein shall govern the employment relationship between the Parties. In consideration of the foregoing and the mutual promises and covenants contained herein and other good and valuable consideration, the Company hereby employs Prospective Employee in a new position as its Chief Operations Manager, a non-officer position, as of the date of February 18, 2001,and Prospective Employee hereby accepts such employment.

1. The term of the employment is for thirty-six (36) months effective the date of joining of the Company by Prospective Employee which is November 20, 2000. ATG will announce Prospective Employee as its new Chief Operations Manager of the Company on a date mutually agreed upon. Prospective Employee is not employed "at-will", but is employed under the terms and conditions set forth in this Agreement.

2. Prospective Employee will report at all times to the CEO of the Company. The following officers and department heads shall report to Prospective
     Employee:
     All operations personnel and business development personnel, except Fred Feizollahi. As Chief Operations Manager of ATG, Prospective Employee's duties and responsibilities will be to manage the Company's marketing, sales and operations. Provided, however, that the Engineering Department (headed by Fred Feizollahi) is outside of the scope of the Chief Operations Manager's responsibilities. The Chief Operations Manager reports directly to the CEO. The Chief Operations Manager will have no responsibility for the financial management of the Company and is not authorized to sign Company checks or decide to whom such checks will or will not be written. The Finance, Accounting and Comptroller organizations report directly to the Chief Financial Officer (CFO), who reports directly to the CEO; and neither of these organizations nor the CFO report to or are within the control of the Chief Operations Manager or the Operations organization. The Chief Operations Manager is not required or permitted to be involved in the collection, accounting or payment of taxes or other indebtedness on behalf of the Company.

3. The Company shall pay a signing bonus ("Signing Bonus") of $560,000.00, to the Prospective Employee hereby receipted for by the Prospective Employee, and received by the Prospective Employee in two payments on October 5, 2000 ($307,500) and October 20, 2000 ($252,500) prior to Prospective Employee giving notice to his present employer of the intent to resign his employment. The Signing Bonus is paid to the Prospective Employee in consideration of the fact that the Prospective Employee is agreeing to resign his current employment as Senior Vice President with his current employer, CH2M Hill, a premier company of world standing in the industry and in robust financial condition. By giving up his employment with CH2M Hill, the Prospective Employee is sacrificing in excess of one million dollars ($1,000,000.00) in annual bonuses, long-term incentive compensation, stock options, retirement plans, ESOP contributions and company stock appreciation. The Company acknowledges that it has received full and adequate consideration from the Prospective Employee for the Signing Bonus paid by the Company, by the action of the Prospective Employee resigning from his current position and agreeing to join the Company. ATG considers the services of the Prospective Employee critical to its credibility in the industry because of the proven credentials, skills and experience of the Prospective Employee and is, therefore, willing to make this up-front investment as a Signing Bonus for the Prospective Employee as inducement for Prospective Employee to resign his current employment and join ATG, a much smaller company with potential for growth but facing much greater challenges and uncertainties. The Signing Bonus shall be irrevocable and non-refundable to the Company and is for the inducement to the Prospective Employee to execute this Agreement and leave his current, senior level employment with a more assured financial future and guaranteed employee benefits. Upon the execution of this Agreement and giving notice to his current employer, the said Signing Bonus shall be deemed fully earned. Prospective Employee shall be responsible for all taxes associated with the signing bonus, i.e. federal and state withholding for income taxes, social security, and Medicare.

4. In addition to the Signing Bonus described in Section 3., the Company shall pay Prospective Employee a salary of $325,000, in the first twelve (12) months of employment payable in accordance with Company current payroll practices as other employees are scheduled for their payment of employment compensation. Total first twelve (12) months' compensation, excluding the Signing Bonus and stock options as hereinafter set forth, is $325,000 gross.


5. The Company shall pay to Prospective Employee in the second twelve (12) month period of employment, a salary of $300,000. Further, Company shall pay Prospective Employee a performance cash bonus of $50,000.00 based on predetermined performance goal as set forth below. The total compensation is $350,000 in the second twelve (12) month time period if performance goal is met, excluding stock options as hereinafter set forth. The performance goal is defined as the Company obtaining a minimum of $15 million ("New Business Goal") of new DOE business (contracted capacity) from INEEL, Hanford, Rocky Flats or any other DOE contracts within twenty-four (24) months from commencement of the employment. Once the $15 million minimum New Business Goal requirement is met, the performance cash bonus will be earned based on $10,000 per million dollars of new business up to a maximum of $50,000. Such performance bonus earned by the Prospective Employee shall be paid to the Prospective Employee at six month intervals commencing the date of achievement of the new business goal, but no later than 30 days after earning the maximum second twelve (12) month employment period performance bonus as stated above. In the event Prospective Employee is terminated by the Company, resigns for Good Reason, as hereinafter defined, or due to Change of Control, as hereinafter defined, or dies or becomes disabled during the second twelve (12) month period, such performance bonus will be computed and paid on the same basis as if he were still employed with the Company for such period.


6. The Company shall pay to Prospective Employee in the third twelve (12) month period of employment a salary of $300,000 , plus a cash bonus up to the amount of $50,000 based on the performance goal to be determined by both Parties. Such goal will not be less than $20 million of DOE New Business ($20 million of DOE new business contracted capacity) from Hanford, Rocky Flats, INEEL or any other DOE contracts, however, alternate sources of "New Business" may be agreed upon between the Company and the Prospective Employee as the basis for setting the performance goal (New Business) stated above. Such bonus shall be paid to Prospective Employee pro-rated at 6 month intervals commencing the date of achievement of the performance goal, but no later than thirty (30) days after earning the bonus set forth above. In the event Prospective Employee is terminated by the Company, resigns for Good Reason, as hereinafter defined, or due to Change of Control, as hereinafter defined, or dies or becomes disabled during the third twelve (12) month period, such bonus will be computed and paid on the same basis as if he were still employed with the Company for such period. During the third twelve (12) month period of employment only, the Prospective Employee will be paid salary at the annual salary rate of $300,000 only after the performance goal as agreed upon between the Company and the Prospective Employee as stated above is achieved and the actual business delivered during the first 24 months of employment is at least $10 million. During the third twelve (12) month period of employment only, until such a time when the performance goal is achieved, the Prospective Employee will be paid salary at the reduced annual rate of $200,000. In the event the performance goal for the third twelve (12) month period is not mutually agreed to, then it shall be as set forth above, which is defined as the Company obtaining a minimum of $20 million ("New Business Goal") of new DOE business (contracted capacity) from INEEL, Hanford, Rocky Flats or any other DOE contracts within 24 months from commencement of the employment.

7. In addition to the Company's New Business Goals, as the Chief Operations Manager, Prospective Employee understands that other overall measures of Company's performance, such as profitability, cost cutting measures, health and safety, effective and efficient operation, new market and product development, will also be within Prospective Employee's executive responsibility. However, the standard for Performance Bonus eligibility shall be the New Business Goals. Because of such responsibilities of Prospective Employee, the Company agrees to provide Prospective Employee with a sufficient operations budget assistance and support to allow the accomplishment of the New Business Goals, such as reasonable travel and entertainment expenses, cell phone, computer, etc and other customary Business Development expenses, as well as to assist Prospective Employee in his overall responsibilities. Prospective Employee is authorized to incur expenses in the performance of his duties. The Company shall reimburse Prospective Employee for all such expenses ten days after submitting the expenses or at the next pay period, whichever is sooner. The Company recognizes that Prospective Employee's ability to assist the Company in achieving its performance goals, including New Business Goals, may be affected by matters beyond Prospective Employee's control and/or prior knowledge, such as Company's financial condition, prior regulatory violations or other prior conflicts with clients. Therefore, Prospective Employee's failure to meet the New Business Goals or otherwise meet Company's anticipated levels of performance shall not constitute a basis to deny Prospective Employee payment of performance bonuses or terminate Prospective Employee's employment for Cause (as defined below) to the extent caused by matters beyond Prospective Employee's control and/or prior knowledge.



8. In the event the Prospective Employee resigns from the company due to no breach by the Company of this agreement before expiration of the (36) months term of this agreement, Prospective Employee's Employment will end, without further obligation or liability to the Company, provided, however, the Prospective Employee will make himself available to ATG upon request on an exclusive consulting basis at the rate of $2000/day for a minimum period of up to 180 days following his resignation in order to assure an orderly transition. The foregoing shall constitute Company's exclusive remedy in the event that Prospective Employee terminates his employment prior to the expiration of the (36) months terms of this agreement due to no breach of this Agreement by the Company. Company expressly waives the right to seek other remedies, including but not limited to specific performance, or to claim damages, whether arising in contract, tort, or otherwise (including negligence and strict liability) in connection with Prospective Employee's resignation of his employment. In the event the Prospective Employee resigns during the term of this Agreement due to breach of this Agreement by the Company, the Company filing for Bankruptcy in any form, or for Good Reason (hereinafter defined), then the Company shall pay the Prospective Employee an amount equal to one twelve (12) month period salary for the twelve (12) month period of such resignation, earned but not paid performance bonuses, and the relocation costs set forth in Section 18 hereof. All payments will be effected in a single lump sum payment within two weeks of the effective date of Prospective Employee's resignation. Further, all the stock options granted shall be deemed fully earned and vested with the time period to exercise all stock options extended by one year, and the Company shall be responsible for the continuation of medical benefits at Company's expense for a period of twelve (12) months. It is the intent of the Prospective Employee to remain on the Company's Payroll and help the Company through any restructuring activities, provided however, there would be no change in compensation and there will be no change of the CEO and/or the Executive Vice President.

     A. In the event Prospective Employee is terminated by the Company for any reason whatsoever, including disability, and other than for Cause ("Cause" as defined below) prior to the end of the thirty-six (36) month term, the Company shall pay the Prospective Employee a severance salary equal to one twelve (12) month period salary for the twelve
          (12) month period such termination occurs, all the performance cash bonuses earned but not paid to Prospective Employee until then, and the relocation costs as set forth in Section 18 hereof. All payments will be effected in a single lump sum payment within two weeks of the effective date of Prospective Employee's resignation. Further, all stock options granted will be deemed fully earned and vested with the time period to exercise the stock options extended by one year . Additionally, the Company shall be responsible for continuation of medical benefits for a period of twelve (12) months at Company's expense. In consideration of the foregoing, the Parties expressly waive their rights to bring any claim for other compensation or other legal action against the other in connection with the Prospective Employee's termination by the Company. Nothing herein shall restrict the right of the Company to terminate the Prospective Employee's employment for Cause. "For Cause" or "Cause" as used in this Agreement shall mean that at the option of the Company, Prospective Employee's employment hereunder shall be terminated immediately, upon any of the following actions or occurrences if Company in good faith and not in an arbitrary manner believes that such action or occurrence impairs Company's willingness to place trust in Prospective Employee as an employee or impairs Prospective Employee's ability to perform the services required of Prospective Employee hereunder:

          (i)  Prospective   Employee's  personal  dishonesty,   commission  and
               conviction of any felony affecting his reputation and the business of the Company;

          (ii) Prospective   Employee's  gross  negligence  or  gross  negligent
               misconduct which materially affects the business of the Company;

          (iii) Prospective Employee's willful misconduct;

     B. Death or disability shall not be deemed a resignation and Prospective Employee or his successors or assignees shall have no obligation of any payments to the Company due to Prospective Employee's death or disability. Prospective Employee is deemed to be under a disability if he is unable to perform his duties on account of illness or other incapacity and such illness or other incapacity continues for a period of more than three (3) consecutive months during any twelve (12) month period. After such three (3) month period, the Company shall have the right to terminate Prospective Employee. The termination becomes effective after providing thirty (30) days written notice. If Prospective Employee is deemed disabled, by a physician of his choosing, then the time deadline to exercise any stock option shall be extended twelve (12)months and waived entirely if Prospective Employee is deceased. Prospective Employee's estate, legal representatives, or heirs, as appropriate, shall succeed to and acquire all rights and benefits of Prospective Employee herein.

     D. "Good Reason" for Prospective Employee's resignation from the Company shall mean any one of the following: (i) the Company breaches this Agreement; (i) the Company files for Bankruptcy in any form; (ii) the Company fails to meet its obligations to pay wages or state or federal taxes; (iii) the Company fails to renew its Officers and Directors Liability Insurance Policies with the same policy limits and comparable coverage as the current policies; (v) the Company's by-laws do not clearly define the duties of the Chief Operations Manager in a manner consistent with the description set forth in Section 2, above, or are not amended to be consistent within 7days of the effective date of this Agreement; (vi) the Board of Directors does not approve this amended Agreement and Prospective Employee does not receive written confirmation of such approval within 7 days of the effective date of this Agreement; (vii) the Company has not recorded or the Board of Directors has not confirmed the Company's payment of the Signing Bonus within one week of the effective date of this Agreement;(viii) a mutually acceptable arrangement is not reached between the Prospective Employee and the Company within two weeks of signing of this Agreement by the Prospective Employee and the Company to Protect the Prospective Employee against Payroll and Payroll Taxes Liability and to defend against potential claims in the event the Company files for Bankruptcy in any form.

     E. Company's termination of Prospective Employee will be effective immediately upon the Company providing written notice to the Prospective Employee in the manner described in Section 22 unless the Company's notification specifies otherwise. Prospective Employee's resignation shall be effective immediately upon Prospective Employee's written notice to the Company in the manner described in Section 22, unless Prospective Employee's notification specifies otherwise.

9. Prospective Employee shall be granted an option to purchase 90,000 shares of the Company's common stock at the market price on January 2, 2001, deemed vested in accordance with the Company's policies i.e. vested proratedly over thirty-six (36) month s. However, in the event of Prospective Employee's death, disability, termination by the Company, or resignation by Prospective Employee during the term for Good Reason or Change of Control, all such stock options granted shall be deemed earned and vested, and the time period to exercise the options shall be extended by twelve months.


10. In the event the New Business Goal ($20 million of contracted capacity) is met by the Company on or before December 31, 2001, a stock option for 60,000 shares of the Company's common stock, at the stock price as of December 31, 2001 shall be granted to the Prospective Employee. In the event the New Business Goal is exceeded by $10 million ($30 million total of contracted capacity), a stock option of an additional 60,000 shares (for a total of 120,000 shares) of Company's common stock, at the same price as set forth above, shall be granted to Prospective Employee. Such options shall vest in accordance with the Company policy as set forth above in
     Section 9, subject to the same exceptions as set forth in Section 9 for death, disability, termination by the Company, or resignation by the Prospective Employee for Good Reason or Change of Control.

11. In the event during the term of this Agreement, the Company's common stock sells publicly at a price of $20 or more per share for a period of three
     (3) consecutive months, (in the event of stock splits, adjustments shall be made accordingly for such effective computation), the Company shall grant Prospective Employee an additional 100,000 shares of the Company's common stock, deemed vested equally over the three twelve (12) month periods of the term. The option price shall be as set forth above. Such options shall vest in accordance with the Company policy as set forth above in Section 9, subject to the same exceptions as set forth in Section 9 for death, disability, termination by the Company, or resignation by the Prospective Employee for Good Reason or Change of Control.

12. All stock options vested to Prospective Employee must be exercised in accordance with the Company's standard policies for officer stock options.

13.  "Change of Control" means any one of the following:

     (i) change of ownership including acquisition of the Company; acquisition of equal to or greater than 50%of the issued and outstanding common stock by a single individual or entity other than the current principal stock holders;
     (ii) a significant merger or consolidation;
     (iii)change in executive direction of the Company including the appointment of a new CEO;
     (iv) a change in the majority of the Board of Directors caused by the merger or consolidation;
     (v) Liquidation or Dissolution of the Company including direct or indirect sale or other disposition of all or substantially all of the assets of the Company;
     (vi) a significant change in the business lines of the Company. In the event of a Change of Control, the Prospective Employee may resign without further obligation to the Company or the successor organization and Company shall pay to Prospective Employee all the salaries and performance bonuses payable to the Prospective Employee during the first twenty-four (24) month period of this Employment Agreement, as well as the relocation costs provided for in Section 18 hereof. All payments will be effected in a single lump sum payment within two weeks of the effective date of Prospective Employee's resignation. Further, Stock Options already granted are deemed fully earned and vested. . Additionally, the Company shall provide for the continuation of medical benefits at Company's expense for a period of eighteen (18) months after Prospective Employee's separation from the Company. The time period to exercise all stock options shall be extended by one year .


14. The Company's corporate house in Richland, WA, fully furnished, shall be provided, as primary residence, exclusively to Prospective Employee and his family, and paid for and maintained by the Company. All utilities and maintenance expenses will be Company's responsibility. The Prospective Employee will be responsible for all personal long distance telephone charges. Prospective Employee's principal place of work is deemed to be Richland, WA.

15.  DELETED.

16. The Company shall provide Prospective Employee with the Company's standard benefits to all employees, including but not limited to medical, dental, vision and life insurance benefits, as well as participation in the Company's 401K or other retirement plan(s), sick days and personal days. Prospective Employee shall be provided the option to add, at his expense such participation of family members in such plans.

17. Prospective Employee shall be entitled to receive 4 weeks paid vacation during each twelve (12) month period of the agreement. Prospective Employee agrees to reasonably work with the Company as to timing and length of time increments when such vacation is used.

18. The Company will pay relocation costs for the Prospective Employee and spouse to move to Richland, Washington including coach air fare or over the road expenses. The Prospective Employee will maintain his current household in Denver at his own expense and will not move furniture to Richland, Washington. The Company will pay for movement of personal effects and shipment of one automobile. In the event of termination of the Prospective Employee by the Company, voluntary termination by the Prospective Employee due to Good Reason or Change of Control conditions stated in Section 13, all relocation costs, on the same basis as above, shall be paid to the Employee for relocation back to Denver, Colorado or another city within the continental USA within the same distance.


19. Prospective Employee agrees to give notice to his current employer on or before November 17, 2000. Prospective Employee can use his best judgement how to transition from his existing employment provided ATG can announce his employment as provided for in Section 1. If the Prospective Employee does not resign from the current employer, the Prospective Employee will promptly refund, at the request of the CEO of the Company, the Signing Bonus paid in consideration and as inducement to the Prospective Employee for resigning from his current employment, received IN CASH OR CERTIFIED FUNDS. It is agreed that such repayment of the Signing Bonus shall be LIQUIDATED DAMAGES and are Company's SOLE AND ONLY REMEDY for Prospective Employee's failure to resign from his current employment for the purpose of joining the Company. Company expressly waives the remedies of specific performance and additional damages.

20. The Company will reimburse Prospective Employee's family (either the Prospective Employee or the spouse) for round-trip coach class airfare and expenses to Denver, Colorado not to exceed ten trips during each twelve
     (12) month period of employment. In additional to the ten trips, the Company will reimburse Prospective Employee and the spouse for additional two trips the cost of round-trip coach class airfare and expenses to Denver, Colorado during the Holiday seasons i.e. November 22 through December 31.

21. All information disclosed and discussed in writing or verbally by any party (or its representative) in connection with the transaction contemplated by this Agreement to any other party (or its representative) shall be kept confidential by such other party and its representative.

22.  Any notice or other  communication  hereunder  must be given in writing and
     (a) delivered in person, (b) transmitted by telex, telefax or other telecommunications mechanism or (c) mailed by certified or registered mail, postage prepaid, receipt requested, as follows:

         If to Company addressed to:
         ATG Inc.
         47375 Fremont Boulevard
         Fremont, CA 94538

         Attention: Doreen Chiu, President and CEO

         If to Prospective Employee, addressed to:
         Vik Mani
         7902 Glenridge Drive
         Castle Rock, Colorado 80104

         or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective

          (i) if given by telecommunication, immediately when transmitted to the applicable number so specified in (or pursuant to) this
               Section 22 and an electronic acknowledgement is recorded
          (ii) if  given  by  mail,  three  days  after  such  communication  is deposited in the mails with first class postage prepaid, addressed as aforesaid
          (iii) if given by Express or Priority Mail, the date of mailing or
          (iv) if given by any other means, when actually received at such address.


23. This Agreement supersedes any and all prior written or oral agreements between the Company and Perspective Employee and constitutes the entire agreement between the parties with respect to the subject matter herein and no modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by both parties.

24. Prospective Employee and the Company agree that any dispute or controversy relating or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination shall be settled by binding arbitration. The decision of the Arbitrator may enter as a judgment in any court with competent jurisdiction. .

25. This Agreement is binding upon and benefits the heirs, executors, and legal representatives of Prospective Employee and any successors of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. Successor shall mean any firm, corporation, or other business entity which at any time whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

26. The Prospective Employee is not required to Mitigate the amount of any payment or benefit received pursuant to this Agreement due to cessation of employment . Further, the Company cannot reduce any benefits or payments because of any earnings or benefits that Prospective Employee may receive from any other source known to the Company. Notwithstanding the foregoing, the Prospective Employee is not required to inform the Company of any retirement benefits received from present or previous employers, and such retirement benefits shall not reduce the liability of the Company hereunder.

27. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. Facsimile signatures are deemed to be originals for the purposes of this Agreement.

28. All agreements and covenants contained herein are severable, and, in the event any one of them, with the exception of those contained in reference to the duties to be performed by the Prospective Employee and his compensation, shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

29. Any ambiguity in this Agreement will be not be construed in favor of either party.

30.  ATG  represents  that no  claims  have  been  paid and  there are no claims currently pending on the existing Directors and Officers Liability Insurance Policies with Executive Risk Indemnity Inc. and Genesis Insurance Company. ATG further represents that these policies will be renewed or policies with comparable coverage and limits of liability purchased and in effect prior to the expiration of the current insurance policies on May 6, 2001. ATG will provide Prospective Employee with written confirmation of the foregoing from its insurance agent within 14 days of execution of this Agreement.



31. The Company hereby represents that this Agreement has been approved by its Board of Directors and agrees to hold harmless Prospective Employee if the Board of Directors has not approved this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer or individually as of the day and year first above written.


         Company                                 Prospective Employee

         ATG, Inc.


         By   /s/ Doreen M. Chiu                 /s/ Vik Mani

         ATG, Inc. President & CEO               Vik Mani